EXHIBIT 2.1

ACQUISITION AGREEMENT

This Acquisition Agreement (“Agreement”) is entered into this 23rd day of February 2022 by and among Longwen Group Corp., a Nevada corporation (“Acquirer”), Hangzhou Longwen Enterprise Management Co., Ltd, a limited liability company in the People’s Republic of China (“Target”) and Norman Paul Klein the owner of record of 100% of the issued and outstanding common stock of the Target (referred to hereafter as the “Shareholder”).

Whereas, Acquirer desires to acquire and the Shareholder desires to transfer the issued common stock of Target identified in section 1 below in a transaction intended to qualify as a reorganization within the meaning of section 368(a)(1)(B) of the United States Internal Revenue Code of 1986, as amended.

Now, therefore, Acquirer, Target, and the Shareholder agree as follows:

1.             Purchase Price and Exchange of Stock

1.1	The purchase price is USD $ 1,000.00

1.2          Exchange of Certificates. The Shareholder shall surrender such certificate(s) in the aggregate amount of shares representing 100% of the issued and outstanding common stock of Target to at the Closing.

1.3          Further Assurances. At the Closing and from time to time thereafter, the Shareholder shall execute such additional instruments and take such other action as Acquirer may request in order more effectively to sell, transfer, and assign the transferred stock to Acquirer and to confirm Acquirer's title thereto.

2.          Closing. The Closing contemplated herein shall be held on February 23, 2022 at the principal offices of Acquirer, unless another place or time is agreed upon by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated, delayed or extended by agreement of the parties.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

3.             Representations and Warranties of Target

Target represents and warrants as follows:

3.1           Corporate Status. Target is a private company duly organized, validly existing, and in good standing under the laws of China.

3.2           Capitalization. The total issued and outstanding shares of the Target are fully paid and non-assessable, and will be transferred to the Acquirer at closing.

3.3           Subsidiaries. Target has no subsidiaries.

3.4           Financial Statements. The unaudited financial statements of Target for the year ended December 31, 2021, and the reviewed financial statements for any interim period, (together, and collectively, “Target’s Financial Statements”) furnished to Acquirer are correct and fairly present the financial condition of Target as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

3.5           Undisclosed Liabilities. Target had no liabilities of any nature except to the extent reflected or reserved against in Target’s Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and Target's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefore in Target's Financial Statements.

3.6           Absence of Material Changes. Between the date of Target’s Financial Statements and the Closing of this Agreement, there have not been, except as set forth in a list certified by the president of Target and delivered to Acquirer, (1) any changes in Target's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to Target's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of Target's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

3.7         Litigation. There is no litigation or proceeding pending, or to Target’s knowledge threatened, against or relating to Target, its properties or business, except as set forth in a list certified by the president of Target and delivered to Acquirer.

3.8           Contracts. Target is not a party to any material contract except as set forth in a list certified by the president of Target and delivered to Acquirer.

3.9         No Violation. Execution of this Agreement and performance by Target hereunder has been duly authorized by all requisite corporate action on the part of Target, and this Agreement constitutes a valid and binding obligation of Target, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Target is subject or by which Target is bound.

3.10       Title to Property. Target has good and marketable title to all properties and assets, real and personal, reflected in Target's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and Target's properties and assets are subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

3.11     Corporate Authority. Target has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

3.12         Access to Records. From the date of this Agreement to the Closing, Target will (1) give to Acquirer and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that Acquirer may inspect and audit them and (2) furnish such information concerning Target's properties and affairs as Acquirer may reasonably request.

3.13       Confidentiality. Until the Closing (and permanently if there is no Closing), Target and the Shareholder will keep confidential any information which they obtain from Acquirer concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, Target and the Shareholder will return to Acquirer all written matter with respect to Acquirer obtained by them in connection with the negotiation or consummation of this Agreement.

4.            Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants as follows:

4.1           Title to Shares. The current Shareholder is the owner, free and clear of any liens and encumbrances, of 100% outstanding shares of Target common stock which he has contracted to exchange and which represents all of the issued and outstanding common stock of Target.

4.2           Litigation. There is no litigation or proceeding pending, or as to the Shareholder’s knowledge threatened, against or relating to the shares of Target held by the Shareholder.

5.            Representations and Warranties of Acquirer

The Acquirer represents and warrants as follows:

5.1           Corporate Status. Acquirer is a corporation duly organized, validly existing, and in good standing under the laws of Nevada and is licensed or qualified the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

5.2           Public Company. Acquirer is a United States public company listed on the OTC Pink Sheet.

5.3           Litigation. There is no litigation or proceeding pending, or to Acquirer’s knowledge threatened, against or relating to Acquirer, its properties or business, except as set forth in a list certified by the president of Acquirer and delivered to Target.

5.4         Contracts. Acquirer is not a party to any material contract other than those listed as an attachment hereto.

5.5         No Violation. Execution of this Agreement and performance by Acquirer hereunder has been duly authorized by all requisite corporate action on the part of Acquirer, and this Agreement constitutes a valid and binding obligation of Acquirer, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Acquirer is subject or by which Acquirer is bound.

5.6          Corporate Authority. Acquirer has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

5.7         Confidentiality. Until the Closing (and permanently if there is no Closing), Acquirer and its representatives will keep confidential any information which they obtain from Target concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, Acquirer will return to Target all written matter with respect to Target obtained by it in connection with the negotiation or consummation of this Agreement.

5.8         Investment Intent. Acquirer is acquiring the Target shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and Acquirer has no commitment or present intention to liquidate Target or to sell or otherwise dispose of its stock.

6.             Conduct Pending the Closing

Acquirer, Target and the Shareholder covenant that between the date of this Agreement and the Closing as to each of them:

6.1           Target and Acquirer will use their best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

6.2           The Shareholder will not sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the Target shares of common stock owned by him.

        7.            Conditions Precedent to Obligation of Target and the Shareholders

Target’s and the Shareholder’s obligation to consummate this acquisition shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived by Target or the Shareholders as appropriate:

7.1           Acquirer's Representations and Warranties. The representations and warranties of Acquirer set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

7.2           Acquirer's Covenants. Acquirer shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

7.3           Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Acquirer.

8.           Indemnification

8.1         Indemnification of Acquirer. Target and the Shareholder severally (and not jointly) agree to indemnify Acquirer against any loss, damage, or expense (including reasonable attorney fees) suffered by Acquirer from (1) any breach by Target or the Shareholder of this Agreement or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by Target or the Shareholder herein; provided, however, that (a) Acquirer shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages, and expenses (including reasonable attorney fees) exceeding $1,000 in the aggregate and (b) Acquirer shall give notice of any claims hereunder within twelve months beginning on the date of the Closing. No loss, damage, or expense shall be deemed to have been sustained by Acquirer to the extent of insurance proceeds paid to, or tax benefits realizable by, Acquirer as a result of the event giving rise to such right to indemnification.

8.2         Indemnification of Target and the Shareholder. Acquirer agrees to indemnify Target and the Shareholder against any loss, damage, or expense (including reasonable attorney fees) suffered by Target or the Shareholder from (1) any breach by Acquirer of this Agreement or (2) any inaccuracy in or breach of any of Acquirer's representations, warranties, or covenants herein.

8.3         Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

9.         Termination. This Agreement may be terminated (1) by mutual consent in writing; (2) by either Target, the Shareholder or Acquirer if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by either Target, the Shareholder or Acquirer if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing.

10.           Arbitration

Scope. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

Situs. The situs of arbitration shall be chosen by the party against whom arbitration is sought, provided only that arbitration shall be held at a place in the reasonable vicinity of such party's place of business or primary residence and shall be within the United States. The situs of counterclaims will be the same as the situs of the original arbitration. Any disputes concerning situs will be decided by the American Arbitration Association.

Applicable Law. The law applicable to the arbitration and this agreement shall be that of the State of Nevada, determined without regard to its provisions which would otherwise apply to a question of conflict of laws. Any dispute as to the applicable law shall be decided by the arbitrator.

Disclosure and Discovery. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the Subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the U.S. Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

Finality and Fees. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law. Each party to the arbitration shall pay its own costs and counsel fees.

Measure of Damages. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

Covenant Not to Sue. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

Intention. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

11.           General Provisions

11.1         Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

11.2         Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived by the party to whom such compliance is owed.

11.3         Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

11.4         Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to Acquirer, to:

Longwen Group Corp.

Rm. 219, No. 25, Caihe Rd., Shangcheng Dist.,

Hangzhou, Zhejiang Province, Hangzhou, CHN

If to Target or Shareholder, to:

Norman Paul Klein

Fax: 480-607-4393

11.5         Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Nevada.

11.6         Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

11.7         Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile or electronic transmission shall be deemed to be evidence of the original execution thereof.

11.8         Effective Date. The effective date of this Agreement shall be February 23, 2022.

Longwen Group Corp.

By: /s/ Xizhen Ye
Name: Xizhen Ye
Title: Chief Executive Officer
Norman Paul Klein
By: /s/ Norman Paul Klein
Name: Norman Paul Klein
Title: Sole Shareholder

Hangzhou Longwen Enterprise Management Co., Ltd.

By: /s/ Norman Paul Klein

Name: Norman Paul Klein Title: President